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                                                               EXHIBIT 10.22(a)

                      REINSURANCE AGREEMENT
                        (the "Agreement")
                             between
             KEMPER INVESTORS LIFE INSURANCE COMPANY
                        (the "Reassured")
                               and
                   FIDELITY LIFE ASSOCIATION,
                 A MUTUAL LEGAL RESERVE COMPANY
                       (the "Reinsurer")



WHEREAS, the Reassured desires that the portion of its business comprised of the policies and contracts identified in Exhibit A hereto (the "Policies") be reinsured on a coinsurance basis by the Reinsurer as contemplated by this Agreement; and

WHEREAS, the Reinsurer desires to provide the Reassured with the reinsurance as contemplated by this Agreement;

NOW, THEREFORE, for and in consideration of the foregoing premises, and the covenants and agreements hereinafter set forth, it is agreed by the Reassured and the Reinsurer as follows:


                            ARTICLE I

                       BUSINESS REINSURED

(a) Reinsurance Coverage. As of 12:01 a.m., May 1, 1991 (the "Effective Date"), the Reassured agrees to cede and hereby does cede to the Reinsurer, and the Reinsurer agrees to assume and hereby does assume from the Reassured, on a 100% coinsurance basis (1) all of the Policies which are in force as of the Effective Date and (2) any additional Renuity Policies issued after the Effective Date and before July 1, 1991.

(b) Policy Defenses. The Reinsurer's liability under this Agreement shall follow the interest and fortune of the Reassured in all respects and be subject to the terms and conditions of the Policies, including any and all defenses or offsets against the benefits, claims and actions on the Policies as would have been available to the Reassured had this Agreement not been made.

(c) Policy Forms. The Policies shall include all the forms issued by the Reassured with respect to the Policies and any riders or endorsements thereto. The Reassured shall not issue any new policies or contracts on any of said forms from and after the Effective Date, except Renuity Policies may be sold until but not including July 1, 1991.

(d) Other Reinsurance. The Reassured shall ensure that none of the Policies shall be subject to any reinsurance other than as provided by this Agreement or as arranged or consented to

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     by the Reinsurer.

(e) Parties to Agreement. This Agreement is for indemnity reinsurance solely between the Reassured and the Reinsurer. The acceptance of reinsurance hereunder shall not create any right or legal relation whatever between the Reinsurer and the owner, insured or beneficiary under any Policy, and the Reassured shall be and remain solely liable to such owner, insured or beneficiary under any Policy.


                           ARTICLE II

                      DURATION OF AGREEMENT

(a) No Cancellation. Neither the Reassured nor the Reinsurer shall have any right to unilaterally cancel or terminate this Agreement.

(b) Indefinite Duration. Unless cancelled or terminated by mutual consent, this Agreement shall continue in force for so long as the Reassured shall remain liable in respect of any Policy.


                           ARTICLE III

        ADMINISTRATION, LOSSES, REPORTING AND SETTLEMENTS

(a) Servicing. The Reassured shall continue to administer and service the Policies and to handle the settlement of all payments, benefits, claims, losses and obligations in respect thereof. The administration, servicing and other handling of the Policies shall be conducted at all times in the Reassured's name, and the Reinsurer shall be bound by the Reassured's administration, servicing and handling of the Policies.

(b) Policy Benefits. Any dollar amounts which the Reassured reasonably determines to be payable pursuant to the Policies shall be timely paid directly by the Reassured. Such payments shall be reimbursed by the Reinsurer in accordance with the administrative procedures set forth on Exhibit B hereto.

(c) Expenses. In the event that the Reassured shall incur any of the following listed expenses and costs in respect of the Policies, the Reinsurer shall reimburse the Reassured for such expenses and costs in accordance with the administrative procedures set forth on Exhibit B hereto:

     (i) commissions due agents or other distributors (reduced by charge-backs or return commissions, if any); and

     (ii) unusual litigation-related expenses, including, but not necessarily limited to, penalties, attorney's fees and interest imposed automatically by statute against the Reassured and those arising solely out of a judgment rendered against the Reassured in a suit for Policy benefits, but expressly excluding the following:

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          1.   routine investigative or administrative expenses;

          2. expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to Policy proceeds or benefits which the Reassured admits are payable; and

          3. expenses, fees, settlements or judgments arising out of or in connection with claims against the Reassured for punitive, exemplary or other extra-contractual damages.

(d) Subsequent Pays. All premiums, additional deposits and other amounts attributable to the Policies, including Renuity Policies sold through June 30, 1991, collected by the Reassured on or after the Effective Date shall be credited to the Reinsurer in accordance with the settlement procedures set forth on Exhibit B hereto.

(e) Reports. In addition to any reports set forth on Exhibit B, each party shall provide to the other such additional reports and such other data on a basis as is reasonably necessary or mutually agreeable to enable each party to timely make, complete and file its respective financial statements and regulatory filings.


                          ARTICLE IV

                         CONSIDERATION

(a) Reserve Transfer. On August 15, 1991 (the "Transfer Date"), the Reassured shall wire transfer, to an account designated by the Reinsurer, the U.S. dollar amount (the "Transfer
     Amount") calculated as follows:

     (i) the difference between the reserves related to the Policies, as reflected on the Reassured's April 30, 1991 statutory financial statements, and the unadjusted ceding commission defined in section
               (b) below; plus

     (ii) interest, calculated on a 30/360 basis at the rate of eight and one-half percent (8.5%) per year, for the period from the Effective Date to the Transfer Date, on the amount specified in (i) above; plus

     (iii) any and all premiums, additional deposits and other amounts attributable to the Policies collected during each of the calendar months of May, June and July, 1991; less

     (iv) the service fee, as described in section (c) below, for each of the calendar months of May, June and July, 1991; less

     (v) any payments made, and costs and expenses incurred, by the Reassured pursuant to Article
               III, sections (b) and (c) above, during each of

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               the calendar months of May, June and July, 1991;
               less

     (vi) interest, calculated on a 30/360 basis at the rate of eight and one-half percent (8.5%) per year, for a three-month period, on one-half of the remainder determined by subtracting the amount specified in
               (iii) above collected during May 1991 from the sum of the amount specified in (iv) and (v) above for said month of May; less

     (vii) interest, calculated on a 30/360 basis at the rate of eight and one-half percent (8.5%) per year, for a two-month period, on one-half of the remainder determined by subtracting the amount specified in
               (iii) above collected during June 1991 from the sum of the amount specified in (iv) and (v) above for said month of June; less

     (viii) interest, calculated on a 30/360 basis at the rate of eight and one-half percent (8.5%) per year, for a one-month period, on one-half of the remainder determined by subtracting the amount specified in
               (iii) above collected during July 1991 from the sum of the amount specified in (iv) and (v) above for said month of July.

(b)  Ceding Commission.  The Ceding Commission payable by the
     Reinsurer shall be US $19.0 million, adjusted as set forth in Exhibit B.

(c)  Service Fee.  As consideration for the servicing pursuant to
     Article III, section (a) above, the Reinsurer shall pay the Reassured monthly, in accordance with the administrative procedures set forth on Exhibit B, a service fee of one-twelfth of the multiple of $25.00 times the number of Policies in force on the first day of the applicable month.

(d)  Monthly Advances.  The Reinsurer shall deposit with the
     Reassured on a monthly basis an Advance, as defined and set forth in Exhibit B.

                           ARTICLE V

                          INSOLVENCY

(a) No Diminution. In the event of the insolvency of the Reassured, the reinsurance payable under this Agreement shall be payable, without diminution because of the Reassured's insolvency, by the Reinsurer to the Reassured's liquidator, receiver or statutory successor on the basis of the claim or claims allowed on said reinsurance against the Reassured by any court of competent jurisdiction or any justice or judge thereof, or by any receiver, liquidator or statutory successor having authority to determine and allow such claims. It is agreed, however, that the liquidator, receiver or statutory successor of the Reassured must give written notice to the Reinsurer of the pendency of a claim against the Reassured on this Agreement within a reasonable time after such claim is filed in the insolvency proceeding

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     and that during the pendency of such claim, the Reinsurer
     may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Reassured or its liquidator, receiver or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the Reassured as a part of the expense of liquidation to the extent of a proportionate share of the benefits which may accrue to the Reassured solely as a result of the defense undertaken by the Reinsurer.

(b) Right of Offset. Any debts or credits, matured or unmatured, liquidated or unliquidated, regardless of when they arose or were incurred, in favor of or against either the Reassured or the Reinsurer with respect to this Agreement or with respect to any other claim of one party against the other are deemed mutual debts or credits, as the case may be, and shall be set off, and only the balance shall be allowed or paid.

                           ARTICLE VI

                           ARBITRATION

(a) Binding Arbitration. Any dispute or other matter in question between the Reassured and the Reinsurer arising out of or relating to the interpretation, performance or breach of this Agreement shall be settled by arbitration.

(b) Procedures. Except as provided herein, arbitration shall be based, insofar as applicable, upon the procedures of the American Arbitration Association. Arbitration shall be initiated by the delivery of a written notice of demand for arbitration by one party to the other within a reasonable time after the dispute has arisen. Each party shall appoint an individual as arbitrator, and the two so appointed shall then appoint a third arbitrator. If either party refuses or neglects to appoint an arbitrator within sixty days of receipt by either party of the written notice of demand given and received as set forth above, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within sixty days of their appointment, each of the arbitrators shall nominate three individuals. Each arbitrator shall then decline two of the nominations presented by the other arbitrator. The third arbitrator shall then be chosen from the remaining two nominations by drawing lots. The arbitrators shall be active or retired executive officers or directors of life insurance companies. The arbitrators shall not have a personal or financial interest in the result of the arbitration or in either of the Reinsured or the Reassured. The arbitration hearings shall be held in Chicago, Illinois, unless another place shall be mutually agreed. Each party shall submit its case to the arbitrators within sixty days of the selection of the third arbitrator or within such longer period as may be agreed by the arbitrators. The arbitrators shall not be obliged to follow judicial formalities or the rules of evidence except to the extent required by governing law. The decision rendered by a

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     majority of the arbitrators shall be final and binding on
     all parties. Such decision shall be a condition precedent to any right of legal action arising out of the arbitrated dispute which either party may have against the other. Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

(c) Expenses. Each party shall pay the fees and expenses of its own arbitrator and one-half of the fees and expenses of the third arbitrator. All other expenses of the arbitration shall be equally divided between the parties.

(d) Choice of Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Illinois.

                          ARTICLE VII

                       INADVERTENT ERRORS

(a) Errors. Inadvertent delay, errors or omissions (an "Error") made in connection with this Agreement or any transaction hereunder shall not relieve either party from any liability which would have attached had such Error not occurred.

(b) Corrections. Any Error shall be rectified by the party causing the same as soon as reasonably possible after discovery by restoring the other party to the position it would have been in had the Error not occurred.

                          ARTICLE VIII

                EXTRA-CONTRACTUAL INDEMNIFICATION

(a) Damages. Punitive, exemplary or other extra-contractual damages arising in connection with the Policies shall be borne by the Reassured, and the Reassured shall hold the Reinsurer harmless against all claims, damages, awards, losses or expenses attributable thereto, except to the extent the same result from the Reinsurer's acts or omissions (other than the Reinsurer's accepting or specifying crediting rates as described in Exhibit B).

(b) Survival. The provisions of this ARTICLE VIII shall survive the term or termination of this Agreement for any reason.


                           ARTICLE IX

                          EFFECTIVENESS

The effectiveness of this Agreement shall be subject to and conditioned upon (i) the approval of this Agreement by each party's respective board of directors or executive committee thereof, and (ii) the receipt of any and all necessary legal or regulatory approvals including but not limited to those required by any state insurance department or the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended.



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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.




THE REASSURED:                    THE REINSURER:
Kemper Investors Life             Fidelity Life Association,
Insurance Company                 a Mutual Legal Reserve Company



By:                              By:


Name:                            Name:


Title:                           Title: